UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

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James River Group Holdings, Ltd.

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Proxy Update: April 16, 2018

James River Group Holdings, Ltd. (“James River, or the Company”) Responds to Certain Recommendations made by Institutional Shareholder Services (ISS) regarding the election of a director. This response includes FORWARD-LOOKING STATEMENTS, and the Company refers you to the disclaimer regarding such statements included at the end of this document to put those statements in context.

ISS has recommended Shareholders “Withhold” votes for election of David Zwillinger as a Class I Director. (Proposal 1a on the Proxy Card.) The Company believes shareholders are better served by a “for” vote for Mr. Zwillinger.

James River Group Holdings, Ltd. Is an entrepreneurial company that has created above industry average returns for shareholders by:

•	Earning underwriting profits from specialty classes of low volatility insurance risks;

•	Making selected, opportunistic investments that boost investment returns and contribute meaningfully to the Company’s total return;

•	Growing prudently by addressing new opportunities in the market;

•	Maintaining a strong balance sheet; and

•	Returning excess capital to shareholders prudently.

Mr. Zwillinger has been and continues to be instrumental in accomplishing these goals.

James River Group Holdings, Ltd. made its Initial Public Offering (“IPO”) in December of 2014. In constituting its Board, the Company has sought to maintain its entrepreneurial roots while growing significantly and embracing independent and transparent governance. For this reason, Mr. Zwillinger serves on the Board (where his leadership, strategic thinking and knowledge of the investment markets, the operations of the Company and the competitive position of James River are highly valuable), on the Investment Committee of the Board, where his experience in investing is useful in creating low risk and high return opportunities for the Company, on the Compensation Committee and Nominating and Corporate Governance Committees, where his experience as an investor in other entities has allowed him significant interaction with a cross section of management teams and his firm’s ownership in the Company aligns him well with the Company’s other shareholders. He does not serve on the Audit Committee, whose members have substantial relevant experience.

Background on Mr. Zwillinger:

David Zwillinger has served as one of our directors since December 2007. Mr. Zwillinger is a Managing Director of D. E. Shaw & Co., L.P. and a member of the D. E. Shaw group’s U.S. growth and buyout private equity unit. The funds he directs led the purchase of James River’s predecessor company in 2007, and continue to own approximately 11% of the outstanding common shares of the Company. The Company believes the interests of these funds are generally highly aligned with that of the other shareholders, and that Mr. Zwillinger is so aligned. During the over ten years that Mr. Zwillinger has been on our Board, he has been instrumental in the identification and execution of multiple opportunistic investment ideas, and a general investment strategy that has been a significant contributor to the Company’s overall attractive returns. Prior to joining the D. E. Shaw group in 2005, Mr. Zwillinger was an associate at J.P. Morgan Partners, LLC. Prior to that, he was a member of the mergers and acquisitions group at Merrill Lynch & Co., Inc., a global securities and financial services firm. Mr. Zwillinger graduated from Rutgers College with a B.A. in economics and earned a B.S. in finance from Rutgers Business School.

The Company’s Lead Independent Director is Bryan Martin. Mr. Martin is a Managing Director of D.E. Shaw & Co., L.P. As with Mr. Zwillinger, the funds he directs led the purchase of James River’s predecessor company in 2007 and continue to own approximately 11% of the outstanding common shares of the Company. The Company believes the interests of these funds are generally highly aligned with that of other shareholders.

Three relatively recent appointees to the Board, all of whom are independent, serve on the Audit Committee of the Board.

The Audit Committee membership is as follows:

Jerry R. Masters (Chair) has served as a director since the completion of the Company’s IPO. Mr. Masters’ relevant experience includes eleven years with Deloitte & Touche, LLP and having served in various executive positions at Microsoft Corporation from 1991-2000, including as a Senior Director, a role in which he was responsible for external and internal financial reporting, budgeting and forecasting.

Janet Cowell has served as a director since May 2016. Ms. Cowell has served as Chief Executive Officer of Girls Who Invest, a non-profit organization dedicated to increasing the number of women in portfolio management and executive leadership in the asset management industry, since January 2018. She served as Treasurer of the state of North Carolina from 2009 through 2016, in which capacity she was the sole fiduciary for the state’s pension funds. Ms. Cowell has an M.B.A. from the Wharton School of Business and an M.A. from the Lauder Institute, she is a level 1 CFA.

Ollie Sherman, Jr. has served as a director since May 2016. Mr. Sherman retired as a Managing Principal with Towers Watson in 2010. He was a consulting actuary and practice manager for Towers Watson’s property and casualty division for over 25 years. Prior to that he was employed by the Travelers Insurance Company where he had overall responsibility for countrywide workers’ compensation pricing. He has a B.S. from the University of Virginia in Applied Mathematics, is a Fellow of the Casualty and Actuarial Society and a Member of the American Academy of Actuaries.

The Compensation Committee:

•	The Compensation Committee is chaired by Mr. Martin.

•	Mr. Zwillinger is a member of the Compensation Committee.

•	Mr. Masters is a member of the Compensation Committee.

The Nominating and Corporate Governance Committee:

•	The Nominating and Corporate Governance Committee is chaired by Mr. Zwillinger.

•	Mr. Martin is a member of the Nominating and Corporate Governance Committee.

The Company believes the presence of Ms. Cowell, and Messrs. Masters and Sherman on the Board, and the absence of management directors on the Audit, Compensation or Nominating and Corporate Governance committees demonstrates a prudent balance between a commitment to having an independent board with maintaining the Company’s entrepreneurial culture. Both Mr. Zwillinger and Mr. Martin bring extensive relevant experience to the Board, are instrumental in providing ideas to the Investment Committee (on which they both serve) are well positioned to serve both the Compensation and Nominating and Corporate Governance Committees, and are properly aligned with other shareholders given their firm’s ownership.

The presence of Mr. Zwillinger on the Board is appropriate given his intimate knowledge of the investment markets, and his role in advising this entrepreneurial company toward the success it has enjoyed. The Company recommends a “for” vote for the reelection of this director who has been important to the success the company has enjoyed.

Forward-Looking Statements

This update contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. In some cases, such forward-looking statements may be identified by terms such as believe, expect, seek, may, will, intend, project, anticipate, plan, estimate, guidance or similar words. Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Although it is not possible to identify all of these risks and factors, they include, among others, the following: the inherent uncertainty of estimating reserves and the possibility that incurred losses may be greater than our loss and loss adjustment expense reserves; inaccurate estimates and judgments in our risk management which may expose us to greater risks than intended; the potential loss of key members of our management team or key employees and our ability to attract and retain personnel; adverse economic factors resulting in the sale of fewer policies than expected or an increase in frequency or severity of claims and premium defaults or both; a decline in our financial strength rating resulting in a reduction of new or renewal business; reliance on a select group of brokers and agents for a significant portion of our business and the impact of our potential failure to maintain such relationships; reliance on a select group of customers for a significant portion of our business and the impact of our potential failure to maintain such relationships; a failure of any of the loss limitations or exclusions we employ; losses from catastrophic events which substantially exceed our expectations and/or exceed the amount of reinsurance we have purchased to protect us from such events; potential effects on our business of emerging claim and coverage issues; exposure to credit risk, interest rate risk and other market risk in our investment portfolio; changes in laws or government regulation, including tax or insurance laws and regulations; our ability to obtain reinsurance coverage at reasonable prices or on terms that adequately protect us; losses resulting from reinsurance counterparties failing to pay us on reinsurance claims or insurance companies with whom we have a fronting arrangement failing to pay us for claims; the potential impact of internal or external fraud, operational errors, systems malfunctions or cyber security incidents; our ability to manage our growth effectively; inadequacy of premiums we charge to compensate us for our losses incurred; the recently enacted Public Law No. 115-97, informally titled the Tax Cuts and Jobs Act, may have a significant effect on us and our shareholders; in the event we do not qualify for the insurance company exception to the passive foreign investment company (“PFIC”) rules and are therefore considered a PFIC, there could be material adverse tax consequences to an investor that is subject to U.S. federal income taxation; the Company or any of its foreign subsidiaries becoming subject to U.S. federal income taxation; failure to maintain effective internal controls in accordance with Sarbanes-Oxley Act of 2002, as amended; and changes in our financial condition, regulations or other factors that may restrict our subsidiaries’ ability to pay us dividends. Additional information about these risks and uncertainties, as well as others that may cause actual results to differ materially from those in the forward-looking statements, is contained in our filings with the Securities and Exchange Commission ("SEC"), including our Annual Report on Form 10-K filed with the SEC on March 1, 2018. These forward-looking statements speak only as of the date of this update and the Company does not undertake any obligation to update or revise any forward-looking information to reflect changes in assumptions, the occurrence of unanticipated events, or otherwise.